Exhibit 2.7

EXECUTION VERSION

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Agreement”) is made and entered into as of this 30th day of December, 2013 by and among Paycom Software, Inc, a Delaware corporation (the “Company”) and each of the other parties signatory hereto (each, a “Holder”).

WHEREAS, in connection with the contribution referenced herein, the Company, Paycom Payroll Holdings, LLC, a Delaware limited liability company (“PPH”), Paycom Payroll, LLC and Paycom Software Merger Sub, LLC will enter into an Agreement and Plan of Merger (the “Merger Agreement”);

WHEREAS, reference is made to that certain Limited Liability Company Agreement (as amended from time to time, the “PPH LLC Agreement”) of PPH, dated as of April 3, 2012, by and among PPH, WCAS Paycom Holdings, Inc., a Delaware corporation (“WCAS X Blocker”), WCAS CP IV Blocker, Inc., a Delaware corporation and the other parties signatory thereto;

WHEREAS, Welsh, Carson, Anderson & Stowe X, L.P. (“WCAS X”) is the holder of that certain 14% Note, dated as of April 3, 2012 (the “WCAS X Note”), issued by WCAS X Blocker, and WCAS Management Corporation (“WCASM”) is the holder of that certain 14% Note, dated as of April 3, 2012 (together with the WCAS X Note, the “Notes”), issued by WCAS X Blocker;

WHEREAS, each Holder holds the number of Preferred B Units (as defined in the PPH LLC Agreement) as are set forth opposite such Holder’s name on Schedule A hereto (the “Contributed Units”); and

WHEREAS, each Holder desires to contribute to the Company, and the Company desires to accept from such Holder, all of the Contributed Units held by such Holder (the “Contribution”) in exchange for (i) the number of shares of common stock of the Company (the “Company Shares”) that will be set forth opposite such Holder’s name on an updated Schedule A hereto and that will be determined based on the fair market value of the Company as of the Effective Time (as defined in the Merger Agreement) and the number of shares of common stock of the Company representing the equity value of PPH derived from such fair market value, as determined by the Board of Directors of the Company, and allocated pursuant to the terms of the PPH LLC Agreement in a manner consistent with the examples set forth on Schedule A and (ii) his portion of the cash payments contemplated by Section 2 herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Contributions. Each Holder hereby agrees to contribute, effective immediately prior to the Effective Time, to the Company the Contributed Units held by such Holder. In exchange for the Contribution, the Company hereby agrees to issue, effective immediately prior to the Effective Time, to such Holder the applicable number of Company Shares, free and clear of any liens.

2. Certain Cash Payments. In connection with any payment made by WCAS X Blocker with respect to the Notes (a “Note Payment”), the Company shall make, or shall cause WCAS X Blocker to make, an aggregate cash payment to the Holders in an amount equal to the product of (a) the difference of (i) the aggregate amount of cash distributions made by PPH to the holders of the Specified Preferred C Units (as defined in the PPH LLC Agreement) from the date of the issuance thereof through and including the date of the Note Payment to which Section 4.1(c) of the PPH LLC Agreement would have applied, but, for this purpose only and without duplication, treating amounts received in cash by WCAS X and WCASM on the Notes as amounts distributed by PPH with respect to the Specified Preferred C Units, minus (ii) $56,000,000.00, multiplied by (b) .027. Amounts paid to the Holders pursuant to this Section 2 shall be deemed to have been paid to WCAS X and WCASM or their respective successors with respect to the Notes such that the aggregate amount paid to WCAS X and WCASM or their respective successors with respect to the Notes and to the Holders pursuant to this Section 2 will equal the aggregate amount that would otherwise have been paid to WCAS X and WCASM or their respective successors with respect to the Notes. WCAS X and WCASM each hereby on its own behalf and for its successors consents to such payments under this Section 2 and agrees that any amounts paid to the Holders as provided above with respect to the Notes shall be deemed to have been paid to WCAS X and WCASM, as applicable, with respect to the Notes. Payments made to the Holders pursuant to this Section 2 shall be allocated between the Holders based on their pro rata share of the total outstanding Preferred B Units immediately prior to giving effect to this Agreement.

3. Representations and Warranties of the Company. The Company represents and warrants that when the Company Shares are issued to each Holder, the Company Shares will be duly and validly authorized and issued, fully paid and non-assessable.

4. Representations and Warranties of each Holder. Each Holder represents and warrants that it is the record and beneficial owner of the Contributed Units set forth opposite such Holders name on Schedule A hereto and following the execution of this Agreement and the consummation of the transactions contemplated under this Agreement, the Company will have good and marketable title to such Contributed Units, free and clear of all liens.

5. Entire Agreement; Amendment. This Agreement, including the other documents referred to herein, contain the entire understanding of the parties hereto, with respect to the subject matter contained herein and therein. This Agreement supersedes all prior and contemporaneous agreements, arrangements, contracts, discussions, negotiations, undertakings and understandings (whether written or oral) between the parties with respect to such subject matter. This Agreement may be amended only by a written instrument executed by all of the parties hereto.

6. No Other Claims. Each Holder hereby agrees that, upon payment of the applicable amount to such Holder pursuant to Section 2 herein, and after giving effect to the contribution contemplated by Section 1 herein, such Holder will have no other rights, and PPH, WCAS, CP IV, the Company and its Subsidiaries will have no further obligations to such Holder, with respect to the Preferred B Units.

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7. Severability. Any term or provision of this Agreement which is invalid or unenforceable will be ineffective to the extent of such invalidity or enforceability without rendering invalid or unenforceable the remaining rights of the person intended to be benefited by such provision or any other provisions of this Agreement.

8. Counterparts. This Agreement may be executed in two or more counterparts (including delivery by facsimile and electronic transmissions), each of which shall constitute an original, and all of which taken together shall constitute one instrument.

9. Governing Law; Waiver of Jury Trial.

(i) The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of Delaware applicable to contracts made and to be performed entirely within the State of Delaware, without giving effect to any conflict of law provisions thereof.

(ii) Each party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement in any federal court sitting in Delaware, or to the extent such court does not have jurisdiction, then in any state court sitting in Delaware. Each Party hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(iii) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10. Assignment. The provisions hereof shall inure to the benefit of, and be binding upon, the successors by operation of law and permitted assigns of the parties hereto. No assignment of this Agreement may be made by any party at any time, whether or not by operation of law, without the other parties’ prior written consent.

11. No Third-Party Beneficiaries. Nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Contribution Agreement as of the date first above written.

Paycom Software, Inc.

By:	/s/ Chad Richison
Name: Chad Richison
Title: Chief Executive Officer

[Signature Page to Preferred B Unit Contribution Agreement]

Holder:

/s/ Robert Levenson
Name: Robert Levenson

[Signature Page to Preferred B Unit Contribution Agreement]

Holder:

/s/ Richard Aiello
Name: Richard Aiello
Title: Director

[Signature Page to Preferred B Unit Contribution Agreement]

ELK II 2012 DESCENDANTS’ TRUST U/A DATED DECEMBER 26, 2012

By:	/s/ Steven Elbaum
Name: Steven Elbaum, as Trustee

SLY II 2012 DESCENDANTS’ TRUST U/A DATED DECEMBER 26, 2012

By:	/s/ Steven Elbaum
Name: Steven Elbaum, as Trustee

LENOX CAPITAL GROUP, LLC

By:	/s/ Robert J. Levenson
Name: Robert J. Levenson Title: Managing Member

[Signature Page to Preferred B Unit Contribution Agreement]

Welsh, Carson, Anderson & Stowe X, L.P., solely for the purposes of Section 2

By:	WCAS X Associates LLC
its General Partner

By:	/s/Jonathan Rather
Name: Jonathan Rather
Title: Authorized Signatory

WCAS Management Corporation, solely for the purposes of Section 2

By:	/s/ Jonathan Rather
Name: Jonathan Rather
Title: Authorized Signatory

[Signature Page to Preferred B Unit Contribution Agreement]

SCHEDULE OF OMITTED EXHIBITS AND SCHEDULES

The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the

Commission upon request.

Schedule A - Preferred B Units and Common Shares